Exhibit 5

                                                                  April 10, 1997

Ogden Corporation
Two Pennsylvania Plaza
New York, New York  10121

               Re: Registration Statement on Form S-3 (Exhibit 5)

Ladies and Gentlemen:

     In connection with the registration of 115,044 shares of common stock, par value $.50 per share (the "Shares"), of Ogden Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration State ment"), relating to the sales, if any, of the Shares by the selling shareholders, I have examined such documents, records and matters of law as I have considered relevant. Based upon such examination and upon my familiarity as General Counsel for the Company, with its general affairs, it is my opinion that:

     The Shares being registered are legally issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Lynde H. Coit
                                ------------------------
                                Lynde H. Coit
                                Senior Vice President and General Counsel -
                                Ogden Corporation


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